Exhibit 99.1

Pomeroy IT Solutions, Inc.	Contact:
1020 Petersburg Road	Craig J. Propst, Vice President,
Hebron, KY 41048	Treasurer, and Interim CFO
859-586-0600	859-586-0600 x 1838
www.pomeroy.com	cpropst@pomeroy.com

Pomeroy IT Solutions, Inc. Reports Second Quarter 2008 Results

Hebron, KY – August 6, 2008 – Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) an information technology ("IT") solutions provider with a comprehensive portfolio of hardware, software, technical staffing services, as well as infrastructure and lifecycle services, today reported second quarter revenue of $155.0 million and net income of $1.5 million, or $0.12 per fully diluted share.

"We are very pleased to achieve our first quarterly profit in the last year.  The positive results reflect improved gross margins in each of our product, technical staffing and infrastructure services segments combined with the cost reductions achieved through the first stage of resizing our workforce to match our current business environment.  Additional cost reduction efforts are now nearly complete and we expect to see the benefits of those efforts in the second half of the year.  We believe that the Company is now positioned to return to consistent quarterly operating profitability." said Keith Coogan, CEO and President of Pomeroy IT Solutions.

CONSOLIDATED FINANCIAL RESULTS

Second Quarter Financial Results

Total Net Revenues: Total net revenues increased $16.7 million or 12.1% in the second quarter of fiscal 2008 as compared to the second quarter of fiscal 2007.  For the second quarters of fiscal 2008 and fiscal 2007, the net revenues were $155.0 million and $138.3 million, respectively.

Product revenue was $92.7 million and $91.6 million, respectively, for the second quarters of fiscal 2008 and fiscal 2007. Product revenue increased $1.1 million, an increase of 1.2% in the second quarter of fiscal 2008 as compared to the second quarter of fiscal 2007.  This increase was due primarily to growth in our state, local and education customers and also in our commercial healthcare, retail and financial services accounts offset by continued delays in product deployment.

Service revenue was $62.3 million in the second quarter of fiscal 2008 compared to $46.7 million in the second quarter of fiscal 2007, an increase of $15.6 million or 33.5% from fiscal 2007. The Company groups services revenue into Technical Staffing and Infrastructure Services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and promotes success of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.

Technical Staffing revenue was $31.6 million and accounted for approximately 50.6% of total service revenues in the second quarter of fiscal 2008, compared to $18.9 million and 40.5% in for the second quarter of fiscal 2007.  This increase is primarily the result of recognizing revenue for the gross billings on subcontractor personnel which historically have been recorded as fee based services in our vendor management business.  Overall, volume in our staffing business was relatively consistent.

We anticipate technical staffing revenue to decrease in subsequent quarters as a result of the announcement made in June 2008 that we elected to not renew a technical staffing services contract with a major customer because the terms they required meant this business would not be profitable for our company.

Infrastructure Service revenue was $30.7 million and $27.8 million, respectively, for the second quarter of fiscal 2008 and 2007. Infrastructure Service revenues were approximately 49.4% of total service revenues in the second quarter of fiscal 2008, compared to 59.5% for the second quarter of fiscal 2007.  The increase in revenue is primarily the result of new service engagements started at the beginning of 2008.

Gross Profit:  Gross profit was $19.3 million in the second quarter of fiscal 2008, compared to $15.6 million in the second quarter of 2007. Gross profit, as a percentage of revenue, was 12.4% in second quarter of fiscal 2008, compared to 11.3% in the second quarter of fiscal 2007.

Product gross profit was $9.2 million for the second quarter of fiscal 2008, compared to $7.3 million for the same period of fiscal 2007. Product gross profit as a percentage of product revenue increased to 9.9% in the second quarter of fiscal 2008, compared to 8.0% for the same period of fiscal 2007. The increase in product gross margin is due primarily to margin improvements as a result of increased rebates from improved tracking of OEM partner promotional initiatives and targeting more profitable growth segments such as networking, server, storage and peripherals.

Service gross profit was $10.1 million for the second quarter of fiscal 2008, compared to $8.3 million in the second quarter of fiscal 2007.  Service gross profit as a percentage of service revenue decreased to 16.2% in the second quarter of fiscal 2008, compared to 17.8% for the same period of fiscal 2007.

Gross profit from Technical Staffing Services was $3.6 million for the second quarter of fiscal 2008, compared to $3.2 million for the second quarter of fiscal 2007.  This increase of $0.4 million is primarily due to increased use of higher-margin Pomeroy employees on staffing projects. Gross profit as a percentage of technical staffing revenues decreased to 11.5% in the second quarter of fiscal 2008 from 17.1% in the second quarter of fiscal 2007.  This decrease in gross margin is primarily the result of recognizing revenue for billings on subcontractor personnel which historically have been recorded as fee based services in our vendor management business at very low incremental margin.

Gross profit from Infrastructure Services was $6.5 million for the second quarter of fiscal 2008 compared to $5.1 million for the second quarter of fiscal 2007.  Gross profit as a percentage of infrastructure service revenues increased to 21.1% in the second quarter of fiscal 2008 from 18.2% in the second quarter of fiscal 2007.  This increase in gross profit and margin is primarily a result of driving higher utilization of personnel, reduction of work force in the Infrastructure Services technical resources and as a result of renegotiation and termination of unprofitable contracts.

Operating Expenses

Total operating expenses were $17.7 million in the second quarter of 2008, compared to $17.0 million in the second quarter of 2007, an increase of $0.7 million.  This increase is primarily driven by an increase of $1.0 million in personnel-related expenditures, and related general and administrative expenses, to support our product and service businesses and investments to improve customer, vendor and back office support functions; severance charges of $0.3 million; offset by a decrease of $0.6 million related to professional and outside service provider fees.

Operating expenses as a percentage of revenue were 11.5% for the second quarter of fiscal 2008 compared to 12.3% for the second quarter of fiscal 2007.

Income (Loss) from Operations

Income from operations was $1.6 million in the second quarter of 2008, as compared to a loss of $1.4 million for the same period of 2007. This increase is a result of the increase in gross profit offset by the increase in operating expenses in the second quarter of 2008, as described above.

Net Interest Income (Expense)

Net interest expense was $77 thousand during the second quarter of 2008 as compared to income of $90 thousand during the second quarter of 2007. During the second quarter of 2008, the Company had amounts outstanding under its credit facility due to the timing of payments of accounts payables and payroll and collections of receivables.

Income Tax

For the second quarter of 2008, the Company had no income tax expense or income tax benefit. During the second quarter of fiscal 2008, the Company decreased its tax valuation allowance by $0.6 million for a total allowance of $15.9 million at July 5, 2008. The tax valuation allowance results from the future uncertainty of the Company’s ability to utilize its deferred tax assets.  For the second quarter of fiscal 2008, the $0.6 million decrease in tax valuation reserve offset what would have been an income tax expense; the effective income tax rate would have been 43.4% prior to recording the tax valuation reserve.  The effective income tax rate for the second quarter of fiscal 2007 was 35.4%.

Net Income (Loss)

Net income was $1.5 million in the second quarter of 2008 as compared to a net loss of $0.9 million in the second quarter of 2007, resulting from the factors described above.

Other Second Quarter Financial Information
o	Working Capital	$77.1 million
o	Cash Flow Generated by Operating Activities	$16.4 million
o	Cash, Cash Equivalents and CD’s	$10.3 million
o	Capital Expenditures	$1.1 million
o	Purchases of Company stock	$0.9 million
o	Outstanding Debt	$-

July 5, 2008 YTD versus July 5, 2007 YTD

Total Net Revenues: Total net revenues increased $19.9 million or 7.1% in the first six months of fiscal 2008 as compared to the same period of fiscal 2007.  For the first six months of fiscal 2008 and fiscal 2007, the net revenues were $300.2 million and $280.3 million, respectively.

Product revenue was $174.2 million and $183.8 million, respectively, for the first six months of fiscal 2008 and fiscal 2007. Product revenue decreased $9.6 million, a decrease of 5.3% in the first six months of fiscal 2008 as compared to the first six months of fiscal 2007.  This decrease was due primarily to continued delays of product deployments.

Service revenue was $126.0 million in the first six months of fiscal 2008 compared to $96.4 million in the first six months of fiscal 2007, an increase of $29.6 million or 30.7% from fiscal 2007. The Company groups services revenue into Technical Staffing and Infrastructure Services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and promotes success of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.

Technical Staffing revenue was $64.1 million and accounted for approximately 50.8% of total service revenues in the first six months of fiscal 2008, compared to $39.3 million and 40.8% in for the first six months of fiscal 2007.  This increase is primarily the result of recognizing revenue for billings on subcontractor personnel which historically have been recorded as fee based services in our vendor management business.

We anticipate technical staffing revenue to decrease in subsequent quarters as a result of the announcement made in June 2008 that we elected to not renew a technical staffing services contract with a major customer because the terms they required meant this business would not be profitable for our company.

Infrastructure Service revenue was $61.9 million and $57.1 million, respectively, for the first six months of fiscal 2008 and 2007. Infrastructure Service revenues were approximately 49.2% of total service revenues in the first six months of fiscal 2008, compared to 59.2% for the first six months of fiscal 2007.  The increase in revenue is primarily the result of new service engagements started at the beginning of 2008.

Gross Profit:  Gross profit was $34.5 million in the first six months of fiscal 2008, compared to $32.8 million in the first six months of 2007. Gross profit, as a percentage of revenue, was 11.5% in the first six months of fiscal 2008, compared to 11.7% in the first six months of fiscal 2007.

Product gross profit was $17.2 million for the first six months of fiscal 2008, compared to $15.2 million for the same period of fiscal 2007. Product gross profit as a percentage of product revenue increased to 9.9% in the first six months of fiscal 2008, compared to 8.3% for the same period of fiscal 2007. The increase in product gross margin is due primarily to margin improvements as a result of the increased rebates from improved tracking of OEM partner promotional initiatives and targeting more profitable growth segments such as networking, server, storage and peripherals.

Service gross profit was $17.4 million for the first six months of fiscal 2008, compared to $17.6 million in the first six months of fiscal 2007 for a decline in service gross profit of $0.2 million.  Service gross profit as a percentage of service revenue decreased to 13.8% in the first six months of fiscal 2008, compared to 18.2% for the same period of fiscal 2007.

Gross profit from Technical Staffing Services was $6.2 million for the first six months of fiscal 2008, compared to $6.7 million for the first six months of fiscal 2007.  Gross profit as a percentage of technical staffing revenues decreased to 9.7% in the first six months of fiscal 2008 from 17.1% in the first six months of fiscal 2007.  This decrease in gross margin is primarily the result of recognizing revenue for billings on subcontractor personnel which historically have been recorded as fee based services in our vendor management business at very low incremental margin.

Gross profit from Infrastructure Services was $11.2 million for the first six months of fiscal 2008 compared to $10.9 million for the first six months of fiscal 2007 due to the increase in revenue related to new service engagements started at the beginning of 2008.  Gross profit as a percentage of infrastructure service revenues decreased to 18.0% in the first six months of fiscal 2008 from 19.0% in the first six months of fiscal 2007.  This decrease in gross profit margin is primarily the result of unprofitable customer contracts during the first quarter that were exited during the second quarter and reduced utilization and productivity of infrastructure services technical resources in the first quarter of 2008.

Operating Expenses

Total operating expenses were $37.1 million in the first six months of 2008, compared to $31.4 million in the first six months of 2007, an increase of $5.7 million.  This increase is primarily driven by an increase of $0.9 million in sales and marketing costs, primarily related to increased commissions relating to improved product margins; an increase of $2.5 million in personnel-related expenditures, and related general and administrative expenses, to support our product and service businesses and investments to improve customer, vendor and back office support functions; a net charge of approximately $0.9 million to reserve against the collection  of amounts incorrectly billed  by subcontractors in our technical staffing business for years 2005 and 2006, as a result of an audit by our largest staffing customer; an increase related to severance charges of $0.9 million; an increase of $0.3 million for start up expenses related to new engagements; and an increase of $0.2 million related to costs for the retirement of directors.

Operating expenses as a percentage of revenue were 12.4% for the first six months of fiscal 2008 compared to 11.2% for the first six months of fiscal 2007.

Income (Loss) from Operations

Loss from operations was $2.6 million in the first six months of 2008, as compared to income of $1.4 million for the same period of 2007. This decrease is primarily the result of an increase in operating expenses for the first six months of fiscal 2008, as described above.

Net Interest Income (Expense)

Net interest expense was $147 thousand during the first six months of 2008 as compared to income of $261 thousand during the first six months of 2007. During the first six months of 2008, the Company had amounts outstanding under its credit facility due to the timing of payments of accounts payables and payroll and collections of receivables.

Income Tax

For the first six months of 2008, the Company had no income tax expense or income tax benefit. During the first six months of fiscal 2008, the Company increased its tax valuation allowance by $931 thousand for a total allowance of $15.9 million at July 5, 2008. The tax valuation allowance results from the future uncertainty of the Company’s ability to utilize its deferred tax assets.  For the first six months of fiscal 2008, the $931 thousand increase in tax valuation reserve offset what would have been an income tax benefit; the effective income tax rate would have been 34.3% prior to recording the tax valuation reserve.  The effective income tax rate for the first quarter of fiscal 2007 was 42.5%.

Net Income (Loss)

Net loss was $2.7 million in the first six months of 2008 as compared to net income of $1.0 million in the first six months of 2007, resulting from the factors described above.

CONFERENCE CALL

To participate in a conference call and questions and answer session with senior management regarding the second quarter of fiscal 2008 results, call 1-877-842-7108, using pass code 59151724 at 4:30 p.m. (ET) on Wednesday, August 6, 2008. For your convenience, a replay will be available shortly after the call by dialing 1-800-642-1687.

ABOUT POMEROY IT SOLUTIONS, INC.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies. Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices. Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability. For more information, go to www.pomeroy.com.

FORWARD-LOOKING STATEMENTS

Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements, expressed or implied by such forward-looking statements.  These risks, and other factors you should specifically consider, include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to fully utilize personnel and increase the use of higher-margin service employees; the ability to successfully attract and retain customers, sell additional products and services to existing customers; the ability to timely bill and collect receivables; the ability to avoid non-profitable service contracts; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services; new acquisitions by the Company; terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to implement the Company's best practices strategies; the ability to manage costs and expenses; the ability to manage risks associated with customer projects; adverse or uncertain economic conditions; loss of key personnel; litigation; and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by such terminology as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "projects", "intends", "prospects", "priorities", or negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)
	July 5, 2008	January 5, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$9,158	$13,282
Certificates of deposit	1,128	1,113

Accounts receivable:
Trade, less allowance of $3,283 and $3,522, respectively	133,988	140,167
Vendor, less allowance of $1,138 and $562, respectively	13,257	11,352
Net investment in leases	336	756
Other	284	1,288
Total receivables	147,865	153,563

Inventories	15,665	15,811
Other	6,734	10,196
Total current assets	180,550	193,965

Equipment and leasehold improvements:
Furniture, fixtures and equipment	17,556	15,180
Leasehold Improvements	7,262	7,262
Total	24,818	22,442

Less accumulated depreciation	14,849	12,645
Net equipment and leasehold improvements	9,969	9,797

Intangible assets, net	1,732	2,017
Other assets	727	805
Total assets	$192,978	$206,584

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)
	July 5, 2008	January 5, 2008
LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable:
Floor plan financing	$19,698	$26,328
Trade	56,346	57,016
Total accounts payable	76,044	83,344

Deferred revenue	1,657	1,949
Employee compensation and benefits	9,487	10,248
Accrued facility closing cost and severance	1,653	1,678
Other current liabilities	14,581	15,542
Total current liabilities	103,422	112,761

Accrued facility closing cost and severance	340	1,056

Equity:
Preferred stock, $.01 par value; authorized 2,000 shares, (no shares issued or outstanding)	-	-
Common stock, $.01 par value; authorized 20,000 shares, (13,611 and 13,513 shares issued, respectively)	141	140
Paid in capital	92,808	91,399
Accumulated other comprehensive income	39	20
Retained earnings	11,489	14,200
	104,477	105,759
Less treasury stock, at cost (1,683 and 1,323 shares, respectively)	15,261	12,992
Total equity	89,216	92,767
Total liabilities and equity	$192,978	$206,584

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

(in thousands, except per share data)	Three Months Ended
	July 5, 2008	July 5, 2007

Net revenues:
Product	$92,678	$91,599
Service	62,315	46,662
Total net revenues	154,993	138,261

Cost of revenues:
Product	83,489	84,280
Service	52,207	38,373
Total cost of revenues	135,696	122,653

Gross profit	19,297	15,608

Operating expenses:
Selling, general and administrative	16,512	15,870
Depreciation and amortization	1,218	1,149
Total operating expenses	17,730	17,019

Income (loss) from operations	1,567	(1,411)

Interest income	42	220
Interest expense	(119)	(130)
Interest income (expense)	(77)	90

Income (loss) before income tax	1,490	(1,321)
Income tax expense (benefit)	-	(468)
Net income (loss)	$1,490	$(853)

Weighted average shares outstanding:
Basic	11,946	12,330
Diluted (1)	12,343	12,330

Earnings (loss) per common share:
Basic	$0.12	$(0.07)
Diluted (1)	$0.12	$(0.07)

(1) Dilutive loss per common share for the 3 months ended July 5, 2007 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unearned restricted shares.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

(in thousands, except per share data)	Six Months Ended
	July 5, 2008	July 5, 2007

Net revenues:
Product	$174,155	$183,809
Service	126,007	96,445
Total net revenues	300,162	280,254

Cost of revenues:
Product	156,987	168,560
Service	108,629	78,845
Total cost of revenues	265,616	247,405

Gross profit	34,546	32,849

Operating expenses:
Selling, general and administrative	34,677	29,149
Depreciation and amortization	2,434	2,269
Total operating expenses	37,111	31,418

Income (loss) from operations	(2,565)	1,431

Interest income	127	530
Interest expense	(274)	(269)
Interest income (expense)	(147)	261

Income (loss) before income tax	(2,712)	1,692
Income tax expense	-	719
Net income (loss)	$(2,712)	$973

Weighted average shares outstanding:
Basic	12,027	12,339
Diluted (1)	12,027	12,647

Earnings (loss) per common share:
Basic	$(0.23)	$0.08
Diluted (1)	$(0.23)	$0.08

(1) Dilutive loss per common share for the 6 months ended July 5, 2008 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unearned restricted shares.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)
	Six Months Ended
Cash Flows from Operating Activities:	July 5, 2008	July 5, 2007
Net income (loss)	(2,712)	973
Adjustments to reconcile net income (loss) to net cash flows from (used in) operating activities:
Depreciation and amortization	2,499	2,525
Stock option, restricted stock compensation and employee purchase plan expense	1,237	226
Facility closing cost and severance	889	-
Provision for doubtful accounts	600	650
Amortization of unearned income	(4)	(27)
Deferred income taxes	-	564
Changes in working capital accounts:
Accounts receivable	4,678	7,041
Inventories	146	(1,048)
Other current assets	3,462	387
Net investment in leases	424	546
Accounts payable - floor plan financing	(6,631)	(1,335)
Accounts payable trade	(668)	(11,193)
Deferred revenue	(291)	(109)
Employee compensation and benefits	(761)	175
Other, net	(2,511)	155
Net operating activities	357	(470)
Cash Flows used in Investing Activities:
Capital expenditures	(2,386)	(1,662)
Purchases of certificate of deposits	(15)	(18)
Net investing activities	(2,401)	(1,680)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	-	90
Purchase of treasury stock	(2,270)	(405)
Proceeds from issuance of common shares for employee stock purchase plan	172	146
Net financing activities	(2,098)	(169)
Effect of exchange rate changes on cash and cash equivalents	18	(78)
Decrease in cash and cash equivalents	(4,124)	(2,397)
Cash and cash equivalents:
Beginning of period	13,282	13,562
End of period	$9,158	$11,165

POMEROY IT SOLUTIONS, INC.
2007 QUARTERS AND FULL YEAR FINANCIAL STATEMENT
(UNAUDITED)

For fiscal 2008, the Company has reclassified amounts previously included in operating expenses.   The tables below reflect the fiscal 2007 financial statements as previously reported in the Company’s 2007 10K Report as well as the fiscal 2007 financial statements as restated after these reclassifications.

(in thousands)

	First Quarter of Fiscal 2007
	As Previously Reported	As Restated
Net revenues	$141,993	$141,993
Cost of revenues	118,291	124,752
Gross profit	23,702	17,241

Operating expenses	20,861	14,400

Loss from operations	2,841	2,841

Net Interest - income	172	172

Income taxes	1,188	1,188

Net income	$1,825	$1,825

	Second Quarter of Fiscal 2007
	As Previously Reported	As Restated
Net revenues	$138,261	$138,261
Cost of revenues	116,238	122,653
Gross profit	22,023	15,608

Operating expenses	23,434	17,019

Loss from operations	(1,411)	(1,411)

Net Interest - income	90	90

Income taxes benefit	(468)	(468)

Net loss	$(853)	$(853)

	Third Quarter of Fiscal 2007
	As Previously Reported	As Restated
Net revenues	$144,392	$144,392
Cost of revenues	123,662	129,637
Gross profit	20,730	14,755

Operating expenses	124,265	118,290

Loss from operations	(103,535)	(103,535)

Net Interest - income	70	70

Income taxes benefit	(11,671)	(11,671)

Net loss	$(91,794)	$(91,794)

	Fourth Quarter of Fiscal 2007
	As Previously Reported	As Restated
Net revenues	$162,261	$162,261
Cost of revenues	144,731	152,155
Gross profit	17,530	10,106

Operating expenses	26,691	19,267

Loss from operations	(9,161)	(9,161)

Net Interest - income	119	119

Income taxes	12,369	12,369

Net loss	$(21,411)	$(21,411)

	2007 Fiscal Year
	As Previously Reported	As Restated
Net revenues	$586,907	$586,907
Cost of revenues	502,922	529,197
Gross profit	83,985	57,710

Operating expenses	195,251	168,976

Loss from operations	(111,266)	(111,266)

Net Interest - income	451	451

Income taxes	1,418	1,418

Net loss	$(112,233)	$(112,233)